Exhibit 99.8

First Responder Products Inc. to Distribute Pantheon Chemical “Green” Products

SCOTTSDALE, AZ--(MARKET WIRE) — October 9, 2007 -- First Responder Products Inc. (OTCBB:FRPD), a premier distributor of specialized products for public safety, homeland security and military applications, announced today that it has entered into an agreement with Phoenix-based Pantheon Chemical, Inc. to distribute Pantheon’s award-winning line of environmentally safe weapons maintenance, surface pretreatment and industrial cleaning products to military and government agencies, first responders, and law enforcement and corrections departments.

“Our goal is to replace toxic chemicals and processes with high performance, non-hazardous alternatives,” said Pantheon Chemical’s CEO, Laura Roberts. “We’re excited about partnering with First Responder Products to provide better, safer products to our nation’s first responders.”

The non-toxic, non-corrosive, non-flammable, and readily biodegradable products include the M-Pro 7® line for weapons maintenance.  This unique line of high performance products is being offered through the National Institute of Justice’s Tech Product Network and the Department of Homeland Security’s Responder Knowledge Base. This line includes a high tech cleaner/bore conditioner, a non hazardous copper remover and a combination of superior lubrication/ protection products. The products are being widely used in Iraq and Afghanistan by the U.S. Armed Forces and have shown to improve soldier readiness and safety on the battle field.

Additionally, the company has been granted the right to distribute PreKote® Surface Pretreatment in non-aerospace markets. PreKote is the newest technology in the aersospace industry for pre-paint metal preparation, and is hexavalent chromium-free. It has passed stringent testing and received approvals from the U.S. Department of Defense, as well from airline industry leaders. This product has been successfully adopted in the aerospace industry and been used on thousands of military and commercial aircraft.

“We see many applications for the PreKote technology with our customers,” states First Responders’ CEO, Eric Johnson.  The company believes that adopting this product would place government and military agencies ahead of the curve as regulations on hazardous hexavalent chromium continue to stack up in the United States due to initiatives by Erin Brokovich. OSHA recently reduced the permissible exposure limit for hexavalent chromium by over  90% in non-aerospace industries.

 “We are currently working on many ‘green’ initiatives dealing with environmentally sound chemicals for use at the local, state, and federal levels, including providing environmentally preferable products to the U.S. Military,” said Michael Coskun, First Responder Products’ Director of Government Contracting. Environmentally Preferable Purchasing, or EPP, is the procurement of goods and services that have a reduced impact on human health and the environment as compared to other goods and services serving the same purpose. “California law requires state government to practice EPP, and even the U.S. Army has its own ‘green buying’ initiative, which makes  MPro7, PreKote, and the X-IT green line of heavy duty industrial cleaners perfect offerings for our customer base,” Mr. Coskun added.

About the Company: First Responder Products, Inc. is premier distributor of specialized products for public safety, homeland security, and military applications. The company distributes products from a variety of established manufacturers and also helps introduce new product lines. Through its various websites the company streamlines the product procurement process by providing end users with a convenient, centralized destination to examine and purchase a wide selection of products. The company also provides an extensive webcast and podcast library of informational content to the first responder community.

Contact Information:

Richard Reincke

Andrew Barwicki - Investor Relations

480-619-4747

516-662-9461

M-Pro 7®, PreKote® and X-It® are registered trademarks of Pantheon Chemical, Inc., Phoenix, AZ.